Exhibit 23.3

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A pertaining to the 4.75% Contingent Convertible Senior Notes Due November 15, 2023 of Calpine Corporation included in Calpine Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2003 regarding Calpine Corporation’s estimated domestic proved reserves and to the references to this firm included in such Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas
September 10, 2004